EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Sirna Announces CFO Departure

BOULDER, Colo. and SAN FRANCISCO, Calif., March 30, 2005 - Sirna Therapeutics, Inc. (Nasdaq: RNAI) today announced that Martin E. Schmieg, Senior Vice President and Chief Financial Officer, has resigned his position with Sirna Therapeutics effective April 22, 2005. After that, Mr. Schmieg will continue to assist the company with its transition to a new CFO.

Sirna Therapeutics will immediately begin a search for Mr. Schmieg’s replacement. Patti Ketchner, currently Vice President and Corporate Controller, will resume day-to-day financial management responsibilities for the Company in the interim between Mr. Schmieg’s departure and the naming of his replacement. Ms. Ketchner has 19 years of financial and accounting experience. She has served as Sirna’s Vice President and Controller since 2003. In addition, during this interim period, Rebecca Galler Robison will assume day-to-day responsibilities for the Company’s investor relations function. Ms. Robison has served as Sirna’s Senior Director of Corporate Strategy since January 2005. Prior to joining Sirna, Ms. Robison served at Invesco Funds Group, the Healthcare Team at GE Equity, Interscience, Preferred Global Health, and the National Institutes of Health.

“For the past several years, I have been working away from my family and home in Philadelphia,” said Mr. Schmieg, “and I have decided to pursue a business opportunity closer to home. Sirna is an exceptional company with exciting science and an outstanding pipeline. The company’s RNAi technology platform and siRNA therapeutics will play a leading role in the future of medicine. I wish to thank my colleagues for their support of my decision, and in turn I have pledged back my full support to help the Company during this transition period.”

“We understand Martin’s desire to address both personal and family priorities. While there is no question that losing Martin is a disappointment for the Company, we respect his decision. Martin has been a valuable member of our management team, and he will be missed,” said Howard W. Robin, President and Chief Executive Officer. “That said, I have tremendous confidence in both Patti and Rebecca’s capabilities and qualifications to assume Martin’s responsibilities until we fill the CFO position on a permanent basis.”

About Sirna Therapeutics

Sirna Therapeutics is a clinical-stage biotechnology company developing RNAi-based therapies for serious diseases and conditions, including age-related macular degeneration (AMD), Huntington's disease, diabetes, asthma, oncology, hepatitis C and hair removal. Sirna Therapeutics has initiated a Phase 1 clinical trial for its most advanced compound, Sirna-027, a chemically modified siRNA targeting the clinically validated vascular endothelial growth factor pathway to treat AMD. Sirna Therapeutics has strategic partnerships with Eli Lilly and Company, Targeted Genetics and Archemix Corporation and a leading intellectual property portfolio in RNAi. More information on Sirna Therapeutics is available on the Company’s web site at http://www.sirna.com/.

Statements in this press release which are not strictly historical are “forward-looking” statements which should be considered as subject to many risks and uncertainties. Risks and uncertainties include whether Sirna can attract qualified personnel, Sirna's early stage of development and short operating history, whether Sirna can achieve and maintain profitability, whether Sirna can obtain and protect patents, the risk of third-party patent infringement claims, whether Sirna can engage collaborators and obtain regulatory approval for products, Sirna’s concentration of stock ownership, and availability of materials for product manufacturing. These and additional risk factors are identified in Sirna's Securities and Exchange Commission filings, including the Forms 10-K and 10-Q and in other SEC filings. Sirna undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

SOURCE Sirna Therapeutics

Contacts:

Howard Robin, President and CEO of Sirna Therapeutics, Inc.,
+1-303-449-6500
or Jason Rando of The Ruth Group,
+1-646-536-7025,
for Sirna Therapeutics